Exhibit 10(b)

McDONALD’S CORPORATION
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN

(Effective January 1, 2022)

Section 1
Introduction

1.1The Plan. McDonald’s Corporation (the “Company”) has established this McDonald’s Corporation Board of Directors Deferred Compensation Plan, effective as of January 1, 2022, (the “Plan”). The Plan is the successor to the Company’s Directors’ Deferred Compensation Plan, as amended and restated (the “Prior Plan”). The Plan applies to compensation deferred hereunder by eligible Outside Directors (as defined in Section 1.2 below) for services performed on and after January 1, 2022 (the “Effective Date”). No further Elected Deferred Benefits or Stock Equivalent Benefits (as such terms are defined under the Prior Plan) shall be credited under the Prior Plan on or after the Effective Date of this Plan, and participants’ accounts under the Prior Plan shall remain subject to all of the terms and conditions of the Prior Plan as in effect from time to time.

1.2 Purpose and Eligibility. The purposes of the Plan are: (a) to advance the Company’s interests by attracting and retaining well-qualified members of the Company’s Board of Directors (the “Board”) who are not officers or employees of the Company (“Outside Director” or “Outside Directors”), (b) to provide such individuals with incentives to put forth maximum efforts for the long term success of the Company’s business, and (c) to provide a vehicle to increase the identity of interest between Directors and shareholders. As of the Effective Date, eligibility to participate in the Plan shall be available to each Outside Director. For the avoidance of doubt, the Company’s Chairman Emeritus is not an Outside Director and therefore not eligible to participate in this Plan.

1.3 Plan Administration. The Plan shall be administered by the Principal Accounting Officer of the Company (the “Plan Administrator”). The Plan Administrator shall have discretionary authority to interpret and administer the Plan, to correct errors in administration, and otherwise to implement the Plan, in each case consistent with its purposes and intent. The Plan Administrator shall also have the power to take such other actions as are necessary so that transactions pursuant to the Plan do not result in liability under Section 16(b) of the Securities Exchange Act of 1934. All actions of the Plan Administrator with respect to the Plan shall be final and binding on all persons. The Plan Administrator may delegate, allocate or outsource from time to time, any or all of its duties and responsibilities under this Plan to such person or persons or such entity as it may deem advisable and may monitor, review and evaluate the individual or entity’s performance and revoke such delegation of responsibility at any time. An account shall be established under the Plan for each Outside Director (each, an “Account”), and each such Account may be further divided into subaccounts pursuant to a particular year’s election.

Section 2
Deferred Benefit Feature: Participation and Elections

2.1Elected Deferred Benefits.

(a)Each Outside Director may make an election (a “Deferral Election”) to defer all or any part of the cash fees (including retainers) to be received by such Outside Director for periods of service on the Board on and after the Effective Date (“Elected Deferred Benefits”). Elected Deferred Benefits shall be credited to the Account for each Outside Director on a quarterly basis at a time and in a manner reasonably determined by the Plan Administrator.

(b)Each Outside Director may make an irrevocable Deferral Election with respect to cash fees (including retainers) earned in a calendar year as provided in Section 2.1(a) by filing an election with the Company on or before December 31 of the calendar year preceding the year in which the Outside Director will earn the fees to be deferred. A person who becomes an Outside Director during a calendar year may make an irrevocable Deferral Election as provided in Section 2.1(a) with respect to fees for services performed during the portion of such calendar year following the delivery of such Deferral Election to the Company. Such a Deferral Election must be made in writing and delivered to the Company within 30 days after becoming an Outside Director (or by such earlier date as determined by the Plan Administrator). Any Deferral Election made for a calendar year pursuant to this Section 2.1 shall be irrevocable and shall be made in writing using such form and in such manner (which may be electronic) as provided by the Company.

(c)An Outside Director electing to defer Elected Deferred Benefits may make an irrevocable election to have those Elected Deferred Benefits (and any earnings thereon) paid (within 30 days after, or beginning within 30 days after, a Specified Payment Date (as defined below). Notwithstanding any such election, if a Specified Payment Date is later than the Outside Director’s General Payment Date (as defined in Section 3.2(b)), such Elected Deferred Benefits (and any earnings thereon) shall be paid or begin to be paid in accordance with Section 3.2(b).

A “Specified Payment Date” means a date specified by the Outside Director at the time he or she elects to defer the Elected Deferred Benefits in question, which date must be March 31, June 30 or September 30 of a specified year in the future, but no earlier than the March 31st of the calendar year following the year in which the deferred amounts would have been paid (if they had not been deferred).

2.2Stock Equivalent Benefit.

(a)In addition to any Elected Deferred Benefits, each Outside Director shall receive a stock equivalent benefit, which shall be determined in the manner described in this Section 2.2 (“Stock Equivalent Benefit”) and credited to his or her Account.

(b)On December 31 of each calendar year commencing on or after the Effective Date, the Account of each Outside Director, who was an Outside Director for all of that calendar year, shall be credited with a Stock Equivalent Benefit equal to such amount as may be determined by the Board for such year (the “Annual Stock Equivalent Amount”). The Account of each Outside Director, who was an Outside Director for less than the entire calendar year, shall be credited with a Stock Equivalent Benefit equal to the Annual Stock Equivalent Benefit Amount for such calendar year multiplied by the number of days during that calendar year on which such individual was an Outside Director divided by the total number of days in that calendar year.

(c)The Stock Equivalent Benefit shall be paid (or begin to be paid) following the General Payment Date (as defined in Section 3.2(b)). An Outside Director may not elect a Specified Payment Date with respect to their Stock Equivalent Benefit.

2.3Installment Elections. An Outside Director may make a separate installment distribution election for each calendar year’s Stock Equivalent Benefit and Elected Deferred Benefit (if any). An installment distribution election may apply to all or any portion of the Stock Equivalent Benefit and Elected Deferred Benefit (if any) deferred for such calendar year (and any earnings thereon) and shall specify the period of years (up to a maximum of 15 years) over which installment payments are to be made. Installment distribution elections with respect to a calendar year’s Stock Equivalent Benefit and Elected Deferred Benefit deferred must be made at the time the Outside Director elects to defer the Elected Deferred Benefit for the calendar year in question or, if no Elected Deferred Benefit is elected for that calendar year, not later than the latest time at which such an election would be permitted. Except as provided in Section 3.3(b), an installment distribution election is irrevocable once made, and payments of both the Stock Equivalent Benefit and any Elected Deferred Benefit for the applicable calendar year (and any earnings thereon) will be made in accordance with such election notwithstanding the subsequent Termination of the Outside Director.

Section 3
Payment of Benefits

3.1Form of Payment. All payments shall be made in cash, in an amount equal to the market value of a share of McDonald’s Stock (determined in accordance with Sections 4.2 and 5.8), times the number of shares and fractions thereof for which payment is being made.

3.2Payment Date. An Outside Director’s “Payment Date” shall mean either the Specified Payment Date or the General Payment Date (as defined in Section 3.2(b)), as applicable.

(a)Specified Payment Date. If a Specified Payment Date applies to a portion of an Outside Director’s Account, such portion of the Outside Director’s Account shall be paid, or begin to be paid, within 30 days after such Specified Payment Date unless the Outside Director’s General Payment Date occurs prior to the Specified Payment Date.

(b)General Payment Date. The balance in an Outside Director’s Account, other than the portion, if any, of the Outside Director’s Account for which payment has previously commenced pursuant to Section 3.2(a), shall be paid, or begin to be paid, within 90 days after the Outside Director’s Termination (the “General Payment Date”).

3.3Timing of Payment.

(a)Distributions Prior to Death. Except as provided in (b) below, an Outside Director’s Account shall automatically be paid in a single lump sum promptly following the applicable Payment Date(s), unless and to the extent a valid written installment distribution election has been filed in accordance with Section 2.3. Installment payments shall be made annually in substantially equal installments over the installment period specified in the installment distribution election, with the first installment being paid at the time provided pursuant to Section 3.2, and each subsequent annual installment being paid on or as soon as practicable following the applicable anniversary of the Payment Date. Each installment payment shall be computed by dividing the balance of the portion of the Account that is to be paid in installments by the number of payments remaining in the installment period.

(b)Acceleration of Distributions on Death. As soon as reasonably practicable following the death of a current or former Outside Director, the entire unpaid balance of his Account shall be paid in a single lump sum notwithstanding any valid written installment distribution election then in effect. Notwithstanding the foregoing, payment of the Account of a deceased current or former Outside Director shall be considered timely, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if it is made at any date not later than December 31 of the first calendar year following the calendar year during which such current or former Outside Director’s death occurs.

Section 4
Investments, Earnings, and Vesting

4.1Investments. All amounts deferred under this Plan in any Account shall be treated as if such Account was invested in McDonald’s Corporation common stock (“McDonald’s Stock”).

4.2Adjustment of Accounts. Each Outside Director’s Account shall be adjusted periodically (but not less than once each year), at a time or times and in a manner reasonably determined by the Plan Administrator, including adjustment as of the Payment Date (and in the case of installment payments, each applicable anniversary of the Payment Date) or in the case of an acceleration under Section 3.3(b), adjustment as of the date of death, in order to treat such Account as though all amounts credited to it had been invested in shares of McDonald’s Stock by reflecting income (including dividends, which shall be deemed reinvested in McDonald’s Stock), gains and losses in the amounts and at the times as such would have occurred if an amount equal to each credit to such Account were invested in shares (including fractional shares) of McDonald’s Stock at a per-share price equal to the market value of a share of McDonald’s Stock on the date such credit was made (determined in accordance with Section 5.8).

4.3Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may cause investments in shares of McDonald’s Stock to be made through open market purchases in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment shall remain subject to the claims of its general creditors and the amounts payable to any Outside Directors under the Plan shall not be affected by any such investment. Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings. Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.

4.4Vesting. Each Outside Director shall be fully vested at all times in the balance of his or her Account.

Section 5
General Provisions

51Termination. For purposes of this Plan, an Outside Director’s “Termination” shall occur when he or she ceases to be an Outside Director in such manner as to constitute a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

5.2Beneficiaries. Each Outside Director shall have the right to name a beneficiary or beneficiaries who shall receive the benefits hereunder in the event of the Outside Director’s death prior to the payment of his or her entire Accounts. If the Outside Director fails to designate beneficiaries or if all such beneficiaries predecease the Outside Director, benefits shall be paid to the Outside Director’s surviving spouse, and if none, then to the Outside Director’s estate. To be effective, any beneficiary designation shall be filed in writing with the Company, using such form and in such manner (which may be electronic) as provided by the Company. An Outside Director may revoke an existing beneficiary designation by filing another written beneficiary designation with the Company. The latest beneficiary designation received by the Company shall be controlling.

5.3Retention Rights. Establishment of the Plan shall not be construed to give an Outside Director the right to be retained on the Board or to any benefits not specifically provided by the Plan.

5.4Interests Not Transferable. Except as to withholding of any tax required under the laws of the United States or any state, locality or other taxing jurisdiction and except with respect to designation of a beneficiary to receive benefits in the event of the death of an Outside Director, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt by an Outside Director to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits whether current or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

5.5Amendment and Termination. The Board intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that the payment of vested benefits credited to Outside Directors’ Accounts as provided herein shall constitute an irrevocable obligation of the Company.

5.6Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all manners relating to the Plan.

5.7Number. Words in the plural shall include the singular and the singular shall include the plural.

5.8Value of McDonald’s Stock. The market value of McDonald’s Stock for purposes hereof on a given day shall be the closing price, at the close of normal trading hours, of McDonald’s Stock on the New York Stock Exchange Composite Tape on that day (or, if quotations for McDonald’s Stock are not reported on the New York Stock Exchange Composite Tape on that day, such closing price of McDonald’s Stock on the New York Stock Exchange Composite Tape on the first day preceding such day on which such quotations are so reported).

5.9 Compliance with Section 409A. This Plan is intended to comply with the requirements of Section 409A of the Code and applicable regulations and rulings promulgated thereunder, and this Plan shall be interpreted accordingly. Accordingly, if, at the time of his or her Termination, an Outside Director is a “specified employee” of the Company, as determined by the Company in accordance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code, any portion of such Outside Director’s benefits under the Plan that otherwise would be paid as a result of and within ninety (90) days after such Outside Director’s Termination shall instead be paid, or commence to be paid, as soon as administratively practicable following the first business day of the seventh month following the Outside Director’s Termination (or the date of the Outside Director’s death, if earlier). Further, the Company, in its discretion, may (a) accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); and (b) delay the time or form of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7). Notwithstanding the foregoing, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company nor the Plan Administrator shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Outside Director, beneficiary or other taxpayer as a result of the Plan.

Executed	December 3, 2021

McDonald’s Corporation

/s/ Desiree Ralls-Morrison
Desiree Ralls-Morrison Corporate Executive Vice President, General Counsel and Secretary